Exhibit 4

CONVERTIBLE UNSECURED PROMISSORY NOTE

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE SEPTEMBER 13, 2016.

BURCON NUTRASCIENCE CORPORATION

$2,000,000	May 12, 2016

BURCON NUTRASCIENCE CORPORATION, a company incorporated under the laws of the Yukon Territory (the "Company"), for value received, hereby promises to pay to the order of LARGE SCALE INVESTMENTS LIMITED ("Large Scale") the Principal Amount on the Maturity Date or on such earlier date as the Principal Amount may become due and payable.

This convertible unsecured promissory note ("Note") has been issued pursuant to the note purchase agreement dated as of April 7, 2016 between Large Scale and the Company (the "Note Purchase Agreement").

The following is a statement of the rights of Large Scale and the conditions to which this Note is subject, and to which Large Scale, by the acceptance of this Note, agrees.

Article 1
INTERPRETATION

1.1	Definitions

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Note Purchase Agreement. In addition, as used in this Note, the following capitalized terms shall have the following meanings:

"Additional Shares" means all Common Shares issued (or deemed to be issued) by the Company after the Issue Date, other than (1) the following Common Shares and (2) Common Shares deemed issued under the following Options (clauses (1) and (2), collectively, "Exempted Securities"):

(i)	Common Shares or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries under a plan, agreement or arrangement approved by the Company's board of directors;

(ii)	Common Shares issued upon the exercise of Options described in (i) above; or

(iii)	Common Shares issued upon exercise of Options issued before the Issue Date.

"Applicable Law" means, at any time, with respect to any Person, property, transaction, event or other matter, all present or future applicable laws, statutes, regulations, treaties, judgments, ordinances, codes, decrees and common law and (whether or not having the force of law) all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, restrictions, requirements and policies of any governmental authority having authority over such Person, property, transaction, event or other matter;

"Business Day" means any day other than a Saturday, Sunday or other day on which banks located in Vancouver, British Columbia, Canada are authorized to be closed;

"Canadian Securities Laws" means any and all securities laws including, statutes, rules, regulations, by-laws, policies, guidelines, orders, decisions, rulings and awards, applicable in Canada;

"Common Shares" means the common shares in the capital of the Company;

"Conversion Price" means $4.01 per Common Share, which represents a premium of approximately 24% over the Initial Market Price;

"Convertible Securities" means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options;

"Governmental Authority" means any (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, (ii) self-regulatory organization or authority, (iii) subdivision, agent, commission, board or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"IFRS" means the International Financial Reporting Standards as adopted by the International Accounting Standards Board, at the relevant time, applied on a consistent basis;

"Initial Market Price" means the Market Price of the Common Shares prior to the execution of the Note Purchase Agreement;

"Issue Date" means the date on which the Note is issued;

"Market Price" means the volume weighted average trading price of the Common Shares, calculated by dividing the total value by the total volume, of the Common Shares traded on the TSX for the 5 trading days immediately preceding the relevant date;

"Maturity Date" means the earlier of (i) three years from the issue of the Note, and (ii) the occurrence of an Event of Default;

"Option" means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares;

"Person" means an individual, corporation, partnership, trust, syndicate, association, limited liability company, unlimited liability company, association, joint venture, Governmental Authority or other entity or organization, whether or not recognized as a legal entity;

"Principal Amount" means $2,000,000;

"Senior Indebtedness" means any amount owing in respect of secured indebtedness of the Company;

"Subsidiary" or "subsidiary" means (i) any corporation or company of which at least a majority of the outstanding securities having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or company is at the time directly, indirectly or beneficially owned or controlled by the Company, or one or more of its subsidiaries, or the Company and one or more of its subsidiaries, (ii) any partnership of which, at the time, the Company, or one or more of its subsidiaries, or the Company and one or more of its subsidiaries directly, indirectly or beneficially own or control at least a majority of the voting interests (however designated) thereof, or otherwise control such partnership and (iii) any other Person of which at least a majority of the voting interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by the Company, or one or more of its subsidiaries, or the Company and one or more of its subsidiaries;

"Transaction Documents" means, collectively, this Note and the Note Purchase Agreement; and

"TSX" means the Toronto Stock Exchange.

1.2	Accounting Terms

All accounting terms not specifically defined in this Note shall be interpreted in accordance with IFRS.

1.3	Gender and Number

Any reference in any Transaction Document to any gender includes all genders, and words importing the singular number only include the plural and vice-versa.

1.4	Interpretation not Affected by Headings, etc.

The division of this Note into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Note.

1.5	Currency

All references in any Transaction Document to dollars, unless otherwise specifically indicated, are expressed in Canadian dollars.

Article 2
REPAYMENT UPON MATURITY DATE

2.1	Repayment Upon Maturity Date

The Principal Amount together with all accrued and unpaid interest shall be due and payable to Large Scale on the Maturity Date, unless this Note has been earlier converted into Common Shares in accordance with the provisions hereof or made due and payable pursuant to Section 8.2 hereof.

2.2	Prepayment

The Company shall have the right before the Maturity Date to pay in cash all or any portion of the Principal Amount, in full or in part, and from time to time, upon written notice of not less than 30 days to Large Scale, by paying to Large Scale an amount equal to the Principal Amount to be prepaid multiplied by 110%. To the extent that any day within such 30 day notice period falls on or after July 1, 2016, Large Scale shall have the right to convert the Principal Amount, in full or in part, into Common Shares at the Conversion Price at any time from or after July 1, 2016 to the end of such 30 day notice period.

Article 3
INTEREST

3.1	Interest on Principal Amount

This Note shall bear interest at a rate of 8% per annum, calculated daily, compounded monthly. Interest will accrue on the Principal Amount and will be payable on the Maturity Date, subject to voluntary prepayment by the Company.

Article 4
SUBORDINATION

4.1	Subordination

The payment of the Principal Amount of the Note and all accrued and unpaid interest will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

Article 5
CONVERSION

5.1	Conversion

Large Scale may convert the whole or part of the Principal Amount into fully paid Common Shares in the capital of the Company at any time commencing on or after July 1, 2016 and up to and including the Maturity Date (the "Conversion Period") at the Conversion Price.

5.2	Mechanics and Effect of Conversion

(a)	If Large Scale wishes to convert the entire Principal Amount into Common Shares at any time, Large Scale shall duly endorse and surrender this Note to the Company during usual business hours at its principal place of business in Vancouver, British Columbia with written notice to the Company, duly executed by Large Scale or its duly appointed attorney, stating that Large Scale elects to convert the Principal Amount into Common Shares and specifying the name or names (with addresses) in which a certificate or certificates for Common Shares are to be issued. This Note shall thereafter be cancelled by the Company. Upon surrender of the Note, Large Scale shall be entitled to be entered as a shareholder on the books and records of the Company as at the date of surrender. Immediately after the surrender of the Note (but in any case no later than five (5) Business Days from the date of surrender), the Company shall deliver to Large Scale (or its duly appointed attorney) a certificate or certificates, with appropriate legends, representing the number of fully paid and non-assessable Common Shares resulting from the conversion.

(b)	If Large Scale desires to convert only a portion of the Principal Amount of the Note, it shall duly endorse and surrender the Note to the Company and comply with the other procedures described in (a) above, with written notice indicating what portion of the Principal Amount is to be converted by the Company into Common Shares. The Company, at its expense, shall issue to Large Scale the number of Common Shares to which Large Scale is entitled upon conversion and shall issue to Large Scale a replacement convertible unsecured promissory note representing the same continuing indebtedness as the Note it replaced and having identical terms to this Note, except that the principal amount thereof shall equal the difference between (x) the Principal Amount outstanding immediately prior to such conversion less (y) the portion of such Principal Amount so converted into Common Shares. Partial conversion of the Principal Amount shall occur in multiples of one thousand dollars ($1,000).

(c)	No fractional Common Shares shall be issued upon conversion of this Note (or any portion thereof). In lieu of the Company issuing a fractional Common Share, the Company shall round such fractional Common Share down to the nearest whole Common Share. Large Scale shall not be entitled to any compensation in respect of any fractional Common Share.

5.3           Reservation of Common Shares Issuable Upon Conversion

The Company shall at all times while this Note remains outstanding reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of this Note (and any Note issued in cancellation thereof) such number of Common Shares as shall from time to time be sufficient to effect the conversion of this Note, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of this Note, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose. All Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable and listed on the TSX.

Article 6
CONVERSION PRICE ADJUSTMENTS

6.1           Anti-Dilution Adjustments

The Conversion Price and the number and type of securities to be received upon conversion of the Principal Amount shall be subject to adjustment from time to time as follows:

(a)	Dividend, Subdivision, Combination or Re-Classification of Common Shares

If the Company shall at any time or from time to time, before the complete conversion of this Note:

(i)	pay a dividend or make a distribution on the outstanding Common Shares payable in shares of the Company;

(ii)	subdivide the outstanding Common Shares into a larger number of shares;

(iii)	split or combine the outstanding Common Shares into a smaller number of shares; or

(iv)	reclassify its Common Shares,

then, and in each such case, the Conversion Price in effect three (3) Business Days prior to the record date for such event shall be adjusted (and any other appropriate actions shall be taken by the Company, including in the case of (i),(ii) or (iii), a corresponding change in the number of Common Shares) so that Large Scale shall be entitled to receive the number of Common Shares or other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had the entire Principal Amount been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 6.1(a) shall become effective retroactively:

(v)	in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Shares entitled to receive such dividend or distribution; or

(vi)	in the case of any such subdivision, split, combination or re-classification, to the close of business on the Business Day upon which such corporate action becomes effective.

Such adjustments shall be made successively whenever any event listed in this Section 6.1(a) shall occur.

(b)	Certain Distributions

If the Company shall at any time or from time to time, prior to conversion of the entire Principal Amount, distribute to holders of Common Shares (including any such distribution made in connection with a merger, amalgamation, reorganization, arrangement or consolidation in which the Company is the resulting or surviving Person) any (i) cash, (ii) evidence of indebtedness of the Company or another issuer, (iii) securities of the Company or another issuer or (iv) other assets (excluding dividends payable in Common Shares for which adjustment is made under Section 6.1(a) or rights or warrants to subscribe for or purchase any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Company) by multiplying the Conversion Price in effect three (3) Business Days prior to the date of such distribution by a fraction:

(i)	the numerator of which shall be the Market Price for the period starting two (2) Business Days prior to the record date for such distribution; and

(ii)	the denominator of which shall be the Market Price for the period ending three (3) Business Days prior to the record date for the distribution (but such fraction shall not be greater than one).

(c)	Rights Offering.

If at any time the Company fixes a record date for the issue or distribution of rights, options or warrants to the holders of all or substantially all of the outstanding Common Shares under which such holders are entitled to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share (or having an exchange price or conversion price per share) of less than 95% of the Market Price of the Common Shares on such record date (any of such events being a "Rights Offering"), then the Conversion Price will be adjusted effective immediately after the record date for the Rights Offering to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(i)	the numerator of which will be the aggregate of:

(A)	the number of Common Shares outstanding as of the record date for the Rights Offering; and

(B)	a number determined by dividing the sum of:

(i)	the product of the number of Common Shares (or securities exchangeable for or convertible into Common Shares) offered under the Rights Offering and the price at which such Common Shares are offered (or the exchange price or conversion price per share), and

(ii)	the product of the number of Common Shares, if any, issuable upon exercise of any securities exchangeable for or convertible into Common Shares (the "Compensation Securities") which Compensation Securities may be issued as compensation to one or more guarantors under the Rights Offering and the exchange price or conversion price per Common Share of such Compensation Securities, as the case may be, by the Market Price of the Common Shares as of the record date for the Rights Offering; and

(ii)	the denominator of which will be the aggregate of the number of Common Shares outstanding on such record date, the number of Common Shares (or securities exchangeable for or convertible into Common Shares) offered pursuant to the Rights Offering and the number of Common Shares issuable on the exchange or conversion of any Compensation Securities.

Any Common Shares owned by or held for the account of the Company will be deemed not to be outstanding for the purpose of any such calculation. For greater certainty and notwithstanding anything to the contrary contained herein, the Conversion Price shall not be adjusted pursuant to this Section 6.1(c) in circumstances where the Market Price of the Common Shares as of the record date for the Rights Offering and the issue price under the Rights Offering is greater than the Conversion Price. To the extent that a Rights Offering is not completed or any rights, options or warrants are not exercised prior to the expiration of a Rights Offering, the Conversion Price shall then be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.

(d)	Capital Reorganizations

If at any time or from time to time after the Issue Date there is a capital reorganization of the Common Shares (other than as previously described in this Article 6), then, as a part of such capital reorganization provision shall be made so that Large Scale shall thereafter be entitled to receive, upon conversion of this Note, the number of shares or other securities or property of the Company to which a holder of the number of Common Shares deliverable upon such conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 6 with respect to the rights of Large Scale after such capital reorganization to the end that the provisions of this Article 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Note) shall be applicable after that event and be as nearly equivalent as practicable.

6.2	Adjustments to Conversion Price for Private Placement of Additional Shares

(a)	No Adjustment of Conversion Price. For greater certainty and notwithstanding anything to the contrary contained herein, the Conversion Price shall not be adjusted pursuant to this Section 6.2 in circumstances where the Market Price of the Common Shares at the time of issuance or deemed issuance of Additional Shares and the issue price of such Additional Shares is greater than the Conversion Price. In addition, no adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares if the Company receives written consent from Large Scale confirming that no adjustment be made as the result of the issuance or deemed issuance of such Additional Shares.

(b)	Deemed Issue of Additional Shares.

(i)	If the Company at any time or from time to time after the Issue Date issues, pursuant to a private placement exemption under Canadian Securities Laws, Options or Convertible Securities (excluding Options or Convertible Securities that are themselves Exempted Securities), then the maximum number of Common Shares (as set forth in the relating instrument, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any of its provisions for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, will be deemed to be Additional Shares issued as of the time of such issue.

(ii)	If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price, are revised as a result of an amendment to such terms or any other adjustment under such Option or Convertible Security (but excluding automatic adjustments to such terms under anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of the Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of the Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of the Option or Convertible Security. Notwithstanding the foregoing, no readjustment under this clause (b) shall increase the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price in effect immediately before the original adjustment made as a result of the issuance of the Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares (other than deemed issuances of Additional Shares as a result of the issuance of the Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii)	If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price under 6.2(b)(ii) (either because the consideration per share of the Additional Shares subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Issue Date), are revised after the Issue Date as a result of an amendment to such terms or any other adjustment under such Option or Convertible Security (but excluding automatic adjustments to such terms under anti-dilution or similar provisions of the Option or Convertible Security) to provide for either (1) any increase in the number of Common Shares issuable upon the exercise, conversion or exchange of the Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then the Conversion Price computed upon the adjustment of the Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of the Option or Convertible Security.

(iv)	Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v)	If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time the Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments. If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time the Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(c)	Adjustment of Conversion Price Upon Issuance of Additional Shares. If the Company, at any time after the Issue Date issues Additional Shares pursuant to a private placement exemption under Canadian Securities Laws, without consideration or for consideration per share less than the Initial Market Price, then the Conversion Price shall be reduced, concurrently with such issue, to 124% of the consideration per share received by the Company for such issue or deemed issue of the Additional Shares; provided that if such issuance or deemed issuance was without consideration, then the Company will be deemed to have received an aggregate of $.001 of consideration for all such Additional Shares issued or deemed to be issued. In no circumstances will the Conversion Price be reduced to less than 85% of the Initial Market Price under this section 6.2(c).

(d)	Determination of Consideration. For purposes of this subsection, the consideration received by the Company for the issue of any Additional Shares shall be computed as follows:

(i)	Cash and Property: Such consideration shall:

(A)	if it consists of cash, be computed at the aggregate amount of cash received by the Company;

(B)	if it consists of property other than cash, be computed at its fair market value at the time of such issue, as determined in good faith by the Company's board of directors; and

(C)	if Additional Shares are issued together with other shares or securities or other assets of the Company for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Company's board of directors.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Shares deemed to have been issued, relating to Options and Convertible Securities, shall be determined by dividing:

(A)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the relating instruments, without regard to any of its provision for a subsequent adjustment of such consideration) payable to the Company upon the exercise of the Options or the conversion or exchange of the Convertible Securities, or in the case of Options for Convertible Securities, the exercise of the Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)	the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(e)	Multiple Closing Dates. If the Company issues on more than one date Additional Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

6.3	Certificate of Adjustment

In each case of an adjustment or re-adjustment of any Conversion Price, the Company, at its own expense, shall cause its Chief Financial Officer to compute such adjustment or re-adjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or re-adjustment, and shall mail such certificate, by first class mail, to Large Scale at Large Scale's address as shown in the Company's books within 10 Business Days from the date of adjustment or readjustment. The certificate shall set forth such adjustment or re-adjustment, showing in detail the facts upon which such adjustment or re-adjustment is based.

Article 7
payments of interest

7.1	Interest Due on Conversion

If, at any time, all or a portion of the Principal Amount of the Note is converted into Common Shares, the accrued and unpaid interest on such Principal Amount as of the day of conversion, will be due and payable.

7.2	Interest Due on Prepayment

If, at any time, the Company exercises its right under section 2.2 to prepay all or a portion of the Note, the accrued and unpaid interest on the Principal Amount to be prepaid, will, as of the day of the prepayment be due and payable.

7.3	Conversion of Interest

Any interest that is due and payable by the Company under this Note, may, subject to Large Scale's consent, be satisfied by the issue by the Company to Large Scale of that number of Common Shares equal to the interest due and payable divided by the Market Price on the day such interest is due and payable, subject to TSX approval.

Article 8
EVENTS OF DEFAULT

8.1	Events of Default

The occurrence of any one or more of the following events or circumstances shall constitute an "Event of Default" under this Note:

(a)	Default under Note. The Company defaults in the payment of the Principal Amount, as and when it becomes due and payable, whether at the Maturity Date or otherwise, or any other amount due under this Note, including interest, and any such default with respect to the nonpayment of interest under this Note continues for five (5) Business Days thereafter;

(b)	Breaches of Representations and Warranties. Any representation or warranty made or deemed to be made in the Note Purchase Agreement by the Company proves to have been incorrect or misleading in any material respect when made or deemed to be made hereunder and not cured within five (5) Business Days after notice thereof is delivered to the Company;

(c)	Breaches of Other Covenants. The Company fails to observe or perform any other covenant, obligation, condition or agreement in any material respect contained in the Transaction Documents, and such failure continues for five (5) Business Days after notice thereof is delivered to the Company;

(d)	Undischarged Judgment. One or more final non-appealable judgments for the payment of money in an amount in excess of $500,000 in the aggregate, or for seizure or foreclosure on any substantial part of the property shall be rendered against the Company and shall remain undischarged for a period of thirty (30) consecutive Business Days during which execution shall not be effectively stayed, or any action is legally taken by a judgment creditor to levy upon any such judgment;

(e)	Voluntary Bankruptcy or Insolvency Proceedings. The Company:

(i)	applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property;

(ii)	is unable, or admits in writing its inability, to pay its debts generally as they mature;

(iii)	makes a general assignment for the benefit of its creditors;

(iv)	is wound-up dissolved or liquidated;

(v)	becomes insolvent (as such term may be defined or interpreted under any applicable statute);

(vi)	commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(vii)	takes any action for the purpose of effecting any of the foregoing;

(f)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, or such case or proceeding shall not be dismissed or discharged within sixty (60) days of commencement; and

(g)	Minimum Listing Requirements. The Company fails to maintain the minimum TSX listing standards at any time or the listing standards of such other exchange on which the Common Shares are traded.

8.2           Rights of Large Scale upon Default

Upon the occurrence or existence of any Event of Default (other than the Event of Default referred to in Sections 8.1(e) or 8.1(f) hereof) and at any time thereafter during the continuance of such Event of Default, Large Scale may declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 8.1(e)or 8.1(f) hereof, immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Large Scale may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

Article 9
COVENANTS

9.1	Affirmative Covenants

The Company covenants that the Company shall:

(a)	Performance under the Note. Pay, observe or perform all covenants, obligations and agreements contained in this Note;

(b)	Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights and privileges, and qualify and remain qualified as a Company in good standing in each jurisdiction in which such qualification is required;

(c)	Compliance with Applicable Laws. Comply with all Applicable Laws of any Governmental Authority, non-compliance with which could materially adversely affect the business or condition of the Company, financial or otherwise, on a consolidated basis, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up and funded sufficient reserves, if any, required under IFRS with respect to such items;

(d)	Provision of Public Documents. Provide Large Scale with all publicly filed documents of the Company as Large Scale may request;

(e)	Provision of Notice of Financing. Provide Large Scale with written notice of any proposed financing concurrently with, but not prior to, public disclosure of such financing; and

(f)	Provision of Notice of Default. Provide Large Scale with notice that an Event of Default is occurring or is continuing to occur (if such is the case).

9.2           Negative Covenants

The Company covenants that so long as the Principal Amount (or any portion thereof) under this Note remains outstanding, it will not, as applicable, directly or indirectly take any of the following actions without the prior written consent of Large Scale:

(a)	declare or pay any dividends on any of its securities;

(b)	make any repurchase or redemption of its own shares, bonus issues or options other than pursuant to the Company's stock option plan; and

(c)	create a new class of securities (including convertible notes), or issue any debt instruments, having rights or preferences senior to this Note other than the Senior Indebtedness.

Article 10
WAIVER AND AMENDMENT

10.1         Waiver and Amendment

Provisions of this Note may only be amended, waived or modified upon the written consent of the Company and Large Scale, such consent not to be unreasonably withheld.

Article 11
TREATMENT

11.1         Treatment of Note

The Company will treat, account and report the Note in accordance with IFRS.

Article 12
NOTICES

12.1         Notices

Any notice, direction or other communication given regarding the matters contemplated by this Note (each a "Notice") must be in writing, sent by personal delivery, courier, facsimile or email, and addressed:

(a)	to the Company at:

1946 West Broadway

Vancouver, British Columbia V6J 1Z2

Canada

Attention:	Dorothy Law
Telephone:	604-733-0896
Facscimile:	604-733-8821
Email:	dlaw@burcon.ca

(b)	to Large Scale at:

30/F., Bank of America Tower,
12 Harcourt Road,
Central, Hong Kong

Attention:	Rosanna Chau
Telephone:	(852) 2831-8118
Facsimile:	(852) 2973-0939
Email:	rchau@itc.com.hk

A Notice is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by facsimile or email, on the Business Day following the date of transmission by the originating facsimile or email. A party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the party at its changed address. Any element of a party's address that is not specifically changed in a Notice will be assumed not to be changed.

Article 13
EXPENSES AND WAIVERS

13.1         Expenses; Waivers

If any action is instituted to collect this Note, the Company shall pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

Article 14
withholding rights

14.1         Withholding Rights

The Company shall be entitled to deduct and withhold from all amounts payable or allocable to Large Scale under this Note (including, for greater certainty, the delivery of Common Shares upon a conversion of any portion of the Principal Amount outstanding in accordance with the terms hereof) such amounts as the Company is required to deduct and withhold with respect to such payment or allocation under the Income Tax Act (Canada) or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are deducted and withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to Large Scale in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Governmental Authority.

Article 15
LEGEND

15.1         Legending of Common Shares

Certificates representing Common Shares issued upon the conversion of this Note before [date that is 4 months and a day after the issuance date] shall be impressed with a legend in the following form:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [DATE THAT IS 4 MONTHS AND A DAY AFTER THE ISSUANCE DATE]."

provided that at any time subsequent to [date that is 4 months and a day after the issuance date], any certificate representing such Common Shares may be exchanged for a certificate bearing no legend whatsoever.

Article 16
TRANSFERS AND ASSIGNS

16.1         Transfers and Assigns

Large Scale shall have the right to transfer or assign its rights or obligations under this Note, or any interest in this Note, to any person without the Company's prior consent, subject to TSX and any other required regulatory approval.

Article 17
GOVERNING LAW

17.1         Governing Law

This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties hereby attorn exclusively to the jurisdiction of the Province of British Columbia.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its authorized signatory as of the 12th day of May, 2016.

BURCON NUTRASCIENCE CORPORATION
Per:	/s/ Johann F. Tergesen
Name: Johann F. Tergesen
Title: President & C.O.O.

Signature page to Convertible Unsecured Promissory Note